Exhibit 99.1

CAI International, Inc. Reports Results for the Third Quarter of 2009

SAN FRANCISCO--(BUSINESS WIRE)--November 5, 2009--CAI International, Inc. (CAI) (NYSE: CAP) today reported net income of $3.2 million in the third quarter of 2009 as compared with net income of $5.9 million in the third quarter of 2008. Fully diluted earnings per share in the third quarter of 2009 were $0.18 with 17.9 million average shares outstanding, compared to fully diluted earnings per share of $0.34 with 17.5 million average shares outstanding during the third quarter of 2008.

Total revenue for the third quarter of 2009 was $15.7 million as compared to the $22.1 million for third quarter of 2008. Container rental revenue was $13.4 million compared to $16.4 million in the third quarter of 2008. Management fee revenue was $1.8 million compared to $3.0 million of management fee revenue reported in the third quarter of 2008. There was no gain on sale of container portfolios this past quarter, compared to $2.2 million in the third quarter of 2008. Finance lease income in the third quarter of 2009 was $0.5 million compared to finance lease income of $0.6 million reported in the third quarter of 2008.

Masaaki (John) Nishibori, CEO of CAI, commented, “During the third quarter we experienced increased demand for containers. In part, the increase was due to the seasonal increase in demand during this time of year. In addition we believe that our customers are experiencing increased volumes of cargo as the world economies improve, particularly in Asia and Europe.

We witnessed stabilization of our utilization rate during the third quarter which averaged 80% for the quarter. Utilization was lowest during August and improved moderately over the course of September. Utilization has continued to improve over the course of October and was 81.2% as of November 1, 2009.

We believe there will be continued improvement in the demand for container equipment through the end of this year. We are seeing more customers demanding equipment under short term, as well as long term lease agreements. Demand for equipment has been the strongest in China and we see demand increasing in other regions around Asia, such as in South Korea. Results for this quarter benefited from the purchase of a $10 million equipment portfolio from one of our container investors during the quarter.”

He continued, “During the third quarter we entered into a $10 million, five-year term loan facility with the Development Bank of Japan (DBJ). We entered into this agreement to broaden our financing sources as we prepare for increased container investment in 2010. DBJ is a 9.4% shareholder in our company and we are pleased with their continued support and interest in the growth and development of CAI.

The price on the disposition of older container equipment has remained stable across most regions, as compared to the second quarter of this year. Volumes have also improved as more secondary buyers sought to purchase more containers.

As we indicated in the last quarter, the improvements in utilization of containers remain moderate by historical standards and in part relate to the seasonal patterns in our business. However, we believe that demand has stabilized and are optimistic that demand will increase more significantly as we approach the second quarter of 2010. Our view is based on our expectation of continued lack of new container manufacturing through the end of 2009 and first quarter of 2010, the ongoing attrition in the worldwide fleet and the recovery of the worldwide economies in 2010. Although credit remains one of our main focuses, many of our major customers continue to seek solutions to their liquidity and capital needs, which better enables them to manage through the weak freight rate environment”.

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)
	September 30,	December 31,
ASSETS	2009	2008

Cash	$8,425	$28,535
Accounts receivable (owned fleet), net of allowance for doubtful accounts of $1,241 and $1,044 at September 30, 2009 and December 31, 2008, respectively	14,666	16,224
Accounts receivable (managed fleet)	21,507	24,683
Current portion of direct finance leases	5,458	6,108
Prepaid expenses	4,393	2,954
Deferred tax assets	2,705	1,924
Other current assets	4,825	563
Total current assets	61,979	80,991
Container rental equipment, net of accumulated depreciation of $82,720 and $86,936 at September 30, 2009 and December 31, 2008, respectively	308,679	310,397
Net investment in direct finance leases	8,437	14,003

Furniture, fixtures and equipment, net of accumulated depreciation of $886 and $722 at September 30, 2009 and December 31, 2008, respectively	511	629

Intangible assets, net of accumulated amortization of $4,310 and $3,081 at September 30, 2009 and December 31, 2008, respectively	5,471	6,608
Total assets	$385,077	$412,628

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$8,549	$4,682
Accrued expenses and other current liabilities	2,990	3,747
Due to container investors	17,111	23,847
Unearned revenue	4,668	4,542
Current portion of related party term loan	800	-
Current portion of capital lease obligation	4,101	4,514
Rental equipment payable	734	3,905
Total current liabilities	38,953	45,237
Revolving credit facility	165,500	208,200
Related party term loan	9,200	-
Deferred income tax liability	25,769	25,348
Capital lease obligation	17,498	18,070
Income taxes payable	2,157	1,983
Total liabilities	259,077	298,838

Stockholders' equity:
Common stock, par value $.0001 per share ; authorized 84,000,000 shares; issued and outstanding, 17,917,176 shares and 17,920,778 shares at September 30, 2009, and December 31, 2008, respectively	2	2
Additional paid-in capital	103,416	102,706
Accumulated other comprehensive loss	(1,004)	(2,022)
Retained earnings	23,586	13,104
Total stockholders' equity	126,000	113,790
Total liabilities and stockholders' equity	$385,077	$412,628

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenue:
Container rental revenue	$13,406	$16,353	$40,982	$41,621
Management fee revenue	1,815	2,991	6,409	8,931
Gain on sale of container portfolios	-	2,158	753	8,375
Finance lease income	488	622	1,802	1,490
Total revenue	15,709	22,124	49,946	60,417

Operating expenses:
Depreciation of container rental equipment	4,265	4,493	12,858	11,225
Amortization of intangible assets	399	422	1,207	1,123
Impairment of container rental equipment	19	39	80	241
Gain on disposition of used container equipment	(990)	(949)	(2,391)	(3,243)
Storage, handling and other expenses	2,231	984	6,367	3,228
Marketing, general and administrative expense	4,987	5,124	14,679	14,740
(Gain) loss on foreign exchange	(150)	544	(153)	449
Total operating expenses	10,761	10,657	32,647	27,763

Operating income	4,948	11,467	17,299	32,654

Interest expense	992	2,435	3,344	6,538
Interest income	(1)	(38)	(8)	(208)
Net interest expense	991	2,397	3,336	6,330

Income before income taxes	3,957	9,070	13,963	26,324

Income tax expense	763	3,181	3,481	8,882

Net income	$3,194	$5,889	$10,482	$17,442

Net income per share:
Basic	$0.18	$0.34	$0.59	$1.01
Diluted	$0.18	$0.34	$0.59	$1.01

Weighted average shares outstanding :
Basic	17,905	17,499	17,901	17,241
Diluted	17,905	17,505	17,901	17,246

	As of September 30, 2009	As of September 30, 2008
	(unaudited)
Managed fleet in TEUs	511,753	533,888
Owned fleet in TEUs	244,416	268,495

Total	756,169	802,383

Conference Call

A conference call to discuss financial results for the third quarter of 2009 will be held on Thursday, November 5, 2009 at 5:00 p.m. EDT. The dial-in number for the teleconference is 1-888-504-7953; outside of the U.S., call 1-719-325-2481. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.caiintl.com, by selecting “Q3 2009 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” tab of our website.

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of September 30, 2009, the company operated a worldwide fleet of 756,000 TEU of containers through 13 offices located in 11 countries.

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures (including utilization rates) to differ materially from current expectations including, but not limited to, expected economic conditions, availability of credit on commercially favorable terms or at all, customer demand, container prices, lease rates, increased competition, volatility in exchange rates and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2008 and its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Victor Garcia, 415-788-0100
Chief Financial Officer
vgarcia@caiintl.com